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                                                                     Exhibit 4.3

                               SECOND AMENDMENT TO

                                    WARRANTS



         This Second Amendment (this "AMENDMENT") to Warrants is entered into, dated and effective as of August 22, 2003, among Stratasys, Inc., a Delaware corporation (the "COMPANY"), and each purchaser identified on the signature pages hereto (each, a "PURCHASER" and collectively, the "PURCHASERS").

         WHEREAS, the Company and each Purchaser is a party to that certain Securities Purchase Agreement dated as of August 17, 2003 (the "PURCHASE AGREEMENT");

         WHEREAS, pursuant to the Purchase Agreement the Company issued to each Purchaser a Warrant, as amended by First Amendment to Warrants, dated and effective as of August 22, 2003 (each, as amended, a "Warrant" and collectively the "Warrants"); and

         WHEREAS, the Company and the Purchasers desire to further amend each of the Warrants as set forth herein;

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees to amend each of the Warrants as follows:

         1. Section 11(b) of each of the Warrants is hereby amended and restated as follows:

                  (b) Notwithstanding anything to the contrary contained herein, the maximum number of shares of Common Stock that the Company shall be required to issue pursuant to the Transaction Documents equals 805,000 shares, as adjusted for any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), reverse stock split, combination or other similar recapitalization or event occurring after August 17, 2003 (the "Issuable Maximum"). If, at the time any Holder requests an exercise of any of the Warrants, the Actual Minimum exceeds the Issuable Maximum, then the Company shall issue to the Holder requesting such exercise or conversion a number of shares of Common Stock not exceeding such Holder's pro-rata portion of the Issuable Maximum (based on such Holder's share (vis-a-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Underlying Shares previously issued to such Holder), this Warrant shall terminate with respect to such Holder, and the Company shall have no further obligations to issue shares of Common Stock or otherwise under this Warrant. For the purposes hereof, "Actual Minimum" shall mean, as of any date, the maximum aggregate number of shares of Common Stock


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         then  issued or  potentially  issuable  in the future  pursuant  to the
         Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants, without giving effect to any limits on the number of shares of Common Stock that may be owned by a Holder at any one time.


         3. None of the Purchasers has transferred any interest in the Warrant issued to it under the Agreement. The Company shall as soon as possible, and in any event within 3 days of the date hereof, issue to each Purchaser a replacement warrant reflecting the amendment set forth in this Amendment.

         4. The Agreement and each of the Warrants, as amended by this Amendment, shall continue to be and shall remain in full force and effect in accordance with their respective terms.

         5. This Amendment may be executed by facsimile in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Warrants to be duly executed by their respective authorized signatories as of the date first indicated above.

                                      STRATASYS, INC.


                                      By: /s/ S. Scott Crump
                                          ------------------------------------
                                          Name: S. Scott Crump
                                          Title: CEO



                                      MAINFIELD ENTERPRISES, INC.


                                      By: /s/ Avi Vigder
                                          ------------------------------------
                                          Name: Avi Vigder
                                          Title: Authorized Signatory




                                      SMITHFIELD FIDUCIARY LLC


                                      By: /s/ Adam J. Chill
                                          ------------------------------------
                                          Name: Adam J. Chill
                                          Title: Authorized Signatory


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